Exhibit 99.3

Reconciliation of Non-GAAP Financial Measures

     Our quarterly report on Form 10-Q for the first quarter of 2003 includes "non-GAAP financial measures" as defined by SEC rules. Specifically, in Item 2, "Management's Discussion and Analysis of Results of Operations and Financial Condition," we refer to:

  industrial sales, excluding the effects of NBC's broadcast of the Winter Olympics in 2002, and the effects of the Power Systems business in the first quarters of 2002 and 2003; and

  cash flow from operating activities, excluding progress collections.

Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures – reported sales and cash flow from operating activities – follow.

Industrial Sales Before Olympics Broadcast and Power Systems
	First quarter ended March 31

($ in millions)	2003	2002	V %

Industrial Sales – as reported	$15,758	$16,748	(6)%
NBC Winter Olympics Sales	–	716
Power Systems Sales	4,225	5,233

Sales, ex-Olympics, ex-Power	$11,533	$10,799	7%

Industrial segments are Aircraft Engines, Consumer Products, Industrial Products and Systems, Medical Systems, NBC, Plastics, Power Systems, Specialty Materials and Transportation Systems.

Cash From Operating Activities (CFOA)
	First quarter ended March 31

($ in billions)	2003	2002	V

CFOA excluding Progress Collections	$ 2.2	$ 2.2	–
Progress Collections	(0.6)	(0.8)	$0.2

Reported CFOA	$ 1.6	$ 1.4	$0.2

     We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, we think it is useful for investors to be able to assess our industrial sales trends excluding the effects of infrequent events such as NBC's broadcast of the Winter Olympics in the first quarter of 2002. In other cases, significant trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see the results of our industrial businesses without the effects of the dramatic cycle in Power Systems. Similarly, we believe that the timing and magnitude of progress collection from customers may obscure an assessment of the repeatability and comparability of cash flow from operating activities.